Exhibit 10.24

CONFIDENTIAL MEMORANDUM OF UNDERSTANDING

05 June, 2025

The following letter of intent is a summary of the principal terms contemplated for the proposed transaction described below (“MOU”).

1.	Proposed Transaction and Structure Matters	Pursuant to the terms and conditions of a Definitive Agreement (as herein defined), Diginex Limited (the “Company”), will acquire, either directly or indirectly, through a wholly-owned subsidiary of the Company, 100% of the issued and outstanding equity interests (collectively, the “Shares”) of Resulticks Global Companies Pte. Limited (“Target” and such transaction, the “Proposed Transaction”). The structure of the Proposed Transaction is subject to the Company’s diligence and discussion amongst the parties hereto.

2.	Purchase Price

As consideration for the Shares in the Proposed Transaction and subject to the terms and conditions of this MOU (including the satisfactory completion of the Company’s due diligence), the Company is prepared to offer USD1,900,000,000 of Diginex Limited shares (the “Share Consideration”) valued at $72.00 per share (the “Consideration Price”), and USD100,000,000 in cash (the “Cash Consideration”), which assumes that the Target has $68,000,000 of debt, at the closing of the Proposed Transaction (“Closing”).

Such Share Consideration shall be paid in two tranches: First, USD1,400,000,000 of Diginex Limited shares upon Closing (the “Closing Consideration”) valued at Consideration Price with such shares subject to a 12-18 month lock up period upon issue and will be released in 6 equal tranches on a monthly basis from the 12th month until the 18th month.

Second, and in addition to the Closing Consideration, the Company will also offer USD500,000,000 of Diginex Limited shares (the “Contingent Consideration”) valued at Consideration Price to the holders of the Shares in 3 separate and independent tranches if the Target attains the following audited EBITDA figures during the following accounting periods:

Tranche	Contingent Shares	Accounting Period	EBITDA Threshold
(1)	USD166,666,666	FY2026	USD100,000,000
(2)	USD166,666,667	FY2027	USD200,000,000
(3)	USD166,666,667	FY2028	USD325,000,000

Such Contingent Consideration shares will be issued immediately after the published audited accounts confirming the necessary EBITDA threshold has been attained and will not be subject to a lock-up. Calculated separately for each tranche, so long as at least 75% of the EBITDA threshold has been achieved the Contingent Shares will be issued pro-rata up to 100% for each tranche should the actual EBITDA fall below the EDITDA threshold.

Such Cash Consideration shall be paid 90 business days after Closing.

Following the Closing, the Company intends to provide the Target with funding based on performance and estimated return on use of proceeds, including, but not limited to a minimum of 65% of all funds raised until USD200,000,000 has been funded to the Target.

3.	Documentation	As soon as reasonably practicable following the date this MOU is signed by Target, the Company and Target will commence to negotiate a definitive acquisition agreement (the “Definitive Agreement”) and any ancillary agreements contemplated thereby, to be initially drafted by the Target’s counsel. The Definitive Agreement and any such ancillary agreements will contain representations, warranties, covenants, and other customary terms and conditions for a transaction of the nature contemplated by this MOU.

4.	Due Diligence

Target will permit, and will cause its representatives to permit, the Company and the Company representatives, during normal business hours and upon reasonable notice, access to Target’s facilities, books and records, key employees, customers, suppliers and advisors for the purpose of completing the Company’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of Target’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters the Company and the Company representatives deem relevant.

Due Diligence shall start at the date of this MOU and shall be completed on or before 31 July 2025 (the “Due Diligence Period”).

5.	Conditions	The Company’s obligation to close the Proposed Transaction will be subject to the satisfaction of customary conditions, including (without limitation): (i) Target’s operation of its business in the ordinary course, consistent with past practice, in all material respects, (ii) the accuracy of Target’s representations and warranties except for any inaccuracies therein that would not reasonably be expected to have a material adverse effect (other than fundamental representations and warranties, which shall be accurate in all respects), (iii) the accuracy of Target covenants in all material respects, (iv) the satisfaction or receipt of any material regulatory (including competition or antitrust) requirements or approvals, (v) there being no material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Target, and (vi) if requested by the Company and mutually agreed upon with the Target, the Target management team entering into new offer letters and/or employment agreements with the Company, which employment arrangements shall be entered into concurrently with the signing of the Definitive Agreement and shall be effective as of the closing.

6.	Confidentiality	The non-disclosure agreement dated 7 May 2025 between Resulticks Solutions Inc and Diginex Limited remains in full force and effect.

7.	Announcement	No announcement in respect of the matters covered by this MOU may be made unless agreed in writing by both parties or required by relevant regulatory authorities as a legal obligation (including applicable listing standards and securities laws).

8.	Exclusivity/Access

In consideration of the expenses that the Company has incurred and will incur in connection with the Proposed Transaction, commencing on the date this MOU is signed by Target and continuing until such time as this MOU has terminated in accordance with the provisions of Section 10 (such period, the “Exclusivity Period”), neither Target nor any of its affiliates or any of its or their respective equity holders, employees, officers, directors, representatives, agents and advisors (collectively, the “Target Group”) shall initiate, solicit, entertain, facilitate, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than the Company and its representatives to acquire all or any significant part of the business and properties, assets, capital stock or capital stock equivalents of Target, whether by merger, purchase of shares, purchase of assets, tender offer or otherwise (an “Acquisition Proposal”), or provide any confidential information to any third party in connection with an Acquisition Proposal, or enter into any agreement, arrangement or understanding requiring Target or any Target shareholder to abandon, terminate or fail to consummate the Proposed Transaction with the Company.

Target agrees to promptly notify the Company if any member of the Target Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal during the Exclusivity Period, and will communicate to the Company in reasonable detail the terms of any such indication, request or offer.

Immediately upon execution of this MOU by Target, Target shall, and shall cause the Target Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than the Company regarding an Acquisition Proposal. Target represents that no member of the Target Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this MOU.

In the event that Target or any member of the Target Group breaches or violates any of the first three paragraphs of this Section 8, Target shall reimburse the Company for all reasonable and documented out-of-pocket expenses of the Company incurred in connection with the Proposed Transaction promptly upon demand by the Company with respect thereto.

For the sake of clarity, it is to be noted that this Section 8 shall not restrict any financial investment, fund raising via equity, debt, structured equity/debt or any other instruments, in each case, designed to provide liquidity for Target and as long as such transaction does not result in a change of control of Target or otherwise operate to impede, prohibit or delay the Proposed Transaction; provided, however, that Target shall provide the Company with prior written notice of any such transaction and drafts of all documentation associated therewith.

9.	Governing Law, Expenses & Specified Provisions	This MOU will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Except as otherwise expressly provided in the Definitive Agreement or in Section 8 (Exclusivity/Access) above, the Company and the Target Group will be responsible for and bear all of their respective costs and expenses (including the expenses of their respective representatives) incurred at any time in connection with pursuing or consummating the Proposed Transaction. Except for the provisions of this Section 9 and Section 6 (Confidentiality), Section 7 (Announcement), Section 8 (Exclusivity/Access), Section 10 (Termination and Survival), and Section 11 (Miscellaneous) which are the legally binding and enforceable agreements of the parties to this MOU (the “Specified Provisions”), this MOU is merely an expression of interest and no obligations shall be created or come into existence hereunder (with the exception of the Specified Provisions), except after the negotiation, execution, and delivery of a definitive agreement, and then only in accordance with the terms and conditions thereof. Without limiting the foregoing, entry into a Definitive Agreement will be subject to (a) the Company having completed and, in its sole discretion, being satisfied with its due diligence and verification of the assumptions relied upon by the Company in structuring the Proposed Transaction and in establishing the consideration payable in the Proposed Transaction and (b) the approval of the Proposed Transaction by the board of directors and stockholders, if applicable, of the Company.

10.	Termination and Survival	This MOU shall automatically terminate, without any action by the parties hereto, upon the earlier of (a) execution of the Definitive Agreement as contemplated by this MOU, (b) 5:00 p.m., New York City (“NYC”) time on the 90th day following the date this MOU is signed by Target, unless the parties mutually agree to extend such date, and (c) the Company’s termination at any time upon written notice to Target; provided, however, that the Specified Provisions, other than the first three paragraphs of Section 8 (Exclusivity/Access), shall survive the expiration or termination of this MOU.

11.	Miscellaneous

Except for the Company’s assignment to its wholly owned subsidiary, now existing or to be formed in contemplation of the Proposed Transaction, this MOU may not be assigned by any party hereto and may only be amended by a writing signed by the parties.

This MOU may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This MOU and any amendments hereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

Please evidence acceptance of this MOU by delivery of an executed copy of this MOU by Target to the Company no later than 5:00 p.m., NYC time, on 05 June 2025, after such time this MOU shall be null and void.

DIGINEX LIMITED

By:	/s/ Miles Christian Pelham
Name:	Miles Christian Pelham
Title:	Chairman

Agreed to and accepted this 05 June, 2025 by:

Resulticks Global Companies Pte. Limited

By:	/s/ Redickaa Subrammanian
Name:	Redickaa Subrammanian
Title:	CEO

[Signature Page to Memorandum of Understanding]